EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
August 12, 2009	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS PRELIMINARY FY 2009 3RD QTR RESULTS FOR CONTRACTS,
BACKLOG AND HOME BUILDING REVENUES
Horsham, PA, August 12, 2009 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported preliminary results for its third quarter ended July 31, 2009.
FY 2009’s third-quarter net signed contracts of approximately 837 units and approximately $447.7 million rose 3% in units and declined 5% in dollars compared to FY 2008’s third-quarter totals. The Company’s FY 2009 third-quarter home building deliveries and revenues of approximately 792 units and approximately $461.3 million declined 36% in units and 42% in dollars, and its third-quarter-end backlog of approximately 1,626 units and approximately $930.7 million declined 37% in units and 47% in dollars, compared to FY 2008’s third-quarter results.
Robert I. Toll, chairman and chief executive officer, stated: “Although our industry continues to face significant challenges, we are encouraged by the increase in the number of net contracts signed this quarter. This marked the first time in 16 quarters — dating back to FY 2005’s fourth quarter — that our net contracts exceeded the prior year’s same quarter. It also marked the first quarterly sequential unit increase in our backlog in more than three years.
“The increase in net contracts was generated despite our having approximately 22% fewer selling communities during FY 2009’s third quarter than during FY 2008’s third quarter: On a per community basis, our net contracts were up approximately 32%. Despite the fewer selling communities, our FY 2009 third-quarter gross signed contracts of 915 units were down just 9% from the previous year’s third quarter (compared to a 40% decline in FY 2009’s second quarter versus FY 2008’s), and up 16% on a per community basis. This improvement, coupled with our lowest cancellation rate in over three years, drove the increase in net signed contracts.
“Typically, we sign fewer contracts in our third fiscal quarter than in our second, because our second quarter, which runs from February 1 through April 30, encompasses our primary selling season. This fiscal year, however, third-quarter net contracts exceeded second-quarter net contracts by 44%; this has occurred only three other times since we went public in 1986.
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“Although some of our markets are still stuck in the mud, many are improving. While we have to work very hard for our sales, it does feel as if the fence sitters are looking for reasons to jump in on the side of buying. Price is no longer the overwhelmingly dominant factor.
“It appears that those taking this step today have more confidence than one year ago. This is reflected in our third-quarter rate of conversions of non-binding deposits into signed contracts, the highest since FY 2005, and our declining contract cancellation rate. FY 2009’s third-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 8.5% versus 19.4% in FY 2008’s third quarter. This was our lowest cancellation rate since the second quarter of FY 2006, and is approaching our historic average of approximately 7% since going public.
“While the statistics above cannot be considered determinative of the luxury segment’s recovery, or that of the overall home building industry, we believe they are more indicative than anecdotal.
“Many markets feel better than they did six months ago. The consumer interest we saw in April and May leveled off a bit from mid-June through mid-July, but has regained momentum more recently. As the supply of unsold housing inventory shrinks nationwide and, if consumer confidence continues to improve, we should see stronger demand: It has already positively impacted our pricing power as we are reducing incentives in many markets.”
Joel H. Rassman, chief financial officer, stated: “We retired $295 million of public debt in our third quarter and now have no public debt maturing through FY 2011 and under $50 million maturing in FY 2012. We ended FY 2009’s third quarter with approximately $1.65 billion of cash, compared to $1.96 billion at FY 2009’s second-quarter-end, and $1.50 billion one year ago. The fluctuation in our cash position during the past two quarters was primarily attributable to our second-quarter issuance of $400 million aggregate principal amount of Senior Notes due October 2017 and the use of $304 million of cash in our third quarter for the retirement of debt and related costs.
“After adjusting for the third-quarter debt retirement, we generated approximately $100 million of cash from operations, paid down $32 million of project-related mortgage debt and paid $70 million of taxes in FY 2009’s third quarter. At FY 2009’s third-quarter-end, we also had $1.35 billion available under our $1.89 billion 31-bank credit facility, which matures in March 2011.
“While we have not yet finalized our impairment analysis, we estimate that pre-tax write-downs related to operating communities, land and land options, and joint ventures in FY 2009’s third quarter will be between $90 million and $160 million. Included in this range of impairments are significant write-downs on certain land parcels targeted for disposition; these parcels are non-strategic and may trigger tax losses which may be carried back against prior taxable income. This compares to impairments of $119.6 million and $156.6 million in FY 2009’s second and first quarters, respectively. In addition, although the Company has not yet finalized its analysis, we anticipate we will record a deferred tax asset valuation allowance against a substantial majority of our deferred tax asset in the third quarter of FY 2009.
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“Given the significant uncertainty surrounding sales paces and prices, cancellation rates, market direction and numerous other aspects of the overall economy, we are not comfortable offering earnings guidance or updating other guidance at this time.”
The results announced today are preliminary and unaudited. The Company will announce final third-quarter and nine-month results, including earnings, on August 27, 2009.
Toll Brothers’ preliminary financial highlights for the third-quarter and nine-month periods ended July 31, 2009 (unaudited):
▪	The Company’s FY 2009 third-quarter net contracts of 837 units, or approximately $447.7 million, increased 3% in units and declined 5% in dollars compared to FY 2008’s third-quarter net contracts of 812 units, or $469.9 million.

▪	FY 2009’s nine-month net contracts of approximately 1,685 units, or approximately $873.8 million, were off by 29% and 35%, respectively, compared to FY 2008’s nine-month net contracts of 2,388 units, or $1.34 billion.

▪	The Company signed 915 gross contracts totaling approximately $502.6 million in FY 2009’s third quarter, a decline of 9% and 15%, respectively, compared to the 1,007 gross contracts totaling $588.1 million signed in FY 2008’s third quarter.

▪	The Company signed 2,081 gross contracts totaling approximately $1.16 billion in FY 2009’s first nine months, a decline of 34% and 38%, respectively, compared to the 3,148 gross contracts totaling $1.89 billion signed in FY 2008’s first nine months.

▪	In FY 2009, third-quarter cancellations totaled 78. This compared to 161, and 157, respectively, in FY 2009’s second and first quarters; 233, 195, 308, and 257 respectively, in FY 2008’s fourth, third, second and first quarters; 417, 347, 384, and 436, respectively, in FY 2007’s fourth, third, second and first quarters; and 585 and 317 respectively, in FY 2006’s fourth and third quarters. FY 2006’s third quarter was the first period in which cancellations reached elevated levels during the current housing downturn.

▪	FY 2009’s third-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 8.5%, the lowest since FY 2006’s second quarter. This compared to 21.7% and 37.1%, respectively in FY 2009’s second and first quarters; 30.2%, 19.4%, 24.9% and 28.4%, respectively, in FY 2008’s fourth, third, second and first quarters; 38.9%, 23.8%, 18.9% and 29.8%, respectively, in FY 2007’s fourth, third, second and first quarters; and 36.7% and 18.0%, respectively, in FY 2006’s fourth and third quarters.
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▪	As a percentage of beginning-quarter backlog, FY 2009’s third quarter-cancellation rate was 4.9%, the lowest in three years. This compared to 9.8% and 7.7%, respectively, in FY 2009’s second and first quarters; 9.0%, 6.4%, 9.2% and 6.5%, respectively, in FY 2008’s fourth, third, second and first quarters; 8.3%, 6.0%, 6.5% and 6.7%, respectively in FY 2007’s fourth, third, second and first quarters; and 7.3% and 3.6% respectively, in the fourth and third quarters of FY 2006.

▪	The average value per unit of gross contracts signed, cancellations and net contracts signed in FY 2009’s third-quarter was approximately $549,000, $704,000 and $535,000, respectively, compared to $563,000, $746,000 and $513,000, respectively, in FY 2009’s second quarter, and $584,000, $606,000 and $579,000, respectively, in FY 2008’s third quarter.

▪	In FY 2009, third-quarter-end backlog of 1,626 units, or approximately $930.7 million, declined by 37% and 47%, respectively, compared to FY 2008’s third-quarter-end backlog of 2,592 units, or $1.75 billion. In addition, at July 31, 2009, unconsolidated entities in which the Company had an interest had a backlog of approximately $20.3 million.

▪	FY 2009’s third-quarter home building deliveries and revenues of 792 units, or approximately $461.3 million, declined by 36% and 42%, respectively, compared to FY 2008’s third-quarter home building deliveries and revenues of 1,244 units, or $796.7 million.

▪	FY 2009’s nine-month home building deliveries and revenues of 2,105 units, or approximately $1.27 billion, declined by 43% and 48%, respectively, compared to FY 2008’s nine-month home building deliveries and revenues of 3,664 units, or $2.46 billion.

▪	In addition, in the Company’s FY 2009 third-quarter and nine-month periods, unconsolidated entities in which the Company had an interest delivered homes with a value of approximately $20.1 million and $35.4 million, respectively, compared to $39.9 million and $62.0 million, respectively, in the comparable periods of FY 2008. The Company’s share of the profits or losses from the delivery of these homes is included in “(Loss) Earnings from Unconsolidated Entities” on the Company’s Statement of Operations.

▪	The Company ended FY 2009’s third quarter with approximately 35,000 lots owned and optioned, compared to approximately 36,600 at the prior-quarter-end and approximately 48,500 at FY 2008’s third-quarter-end: Its lot total peaked at approximately 91,200 at FY 2006’s second-quarter-end.

▪	The Company ended FY 2009’s third quarter with 215 selling communities compared to 240 selling communities at FY 2009’s second-quarter-end and 258 at FY 2009’s first-quarter-end. The Company now expects to end FY 2009 with approximately 205 (or fewer) selling communities, down approximately 37% from its peak of 325 selling communities at FY 2007’s second-quarter-end.
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Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EDT) today, August 12, 2009, to discuss these results. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through August 26, 2009. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the “Conference Calls” section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.
Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 1000 Company, is the only publicly traded national home building company to have won all three of the industry’s highest honors: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
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Certain information included herein and in Company reports, SEC filings, verbal or written statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; financial resources; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; interest expense; inventory write-downs; effects of home buyer cancellations; growth and expansion; joint ventures in which the Company is involved; anticipated income to be realized from our investments in unconsolidated entities; the ability to acquire land; the ability to gain approvals and to open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future; legal proceedings to which the Company is a party; potential exposure relating to construction defect, product liability and home warranty issues and the possible impact of any claims relating thereto; industry trends; and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include: local, regional, national and international economic conditions, including the current economic turmoil and uncertainties in the U.S. and global credit and financial markets; demand for homes; domestic and international political events; uncertainties created by terrorist attacks; effects of governmental regulation, including effects from the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and any pending or new stimulus legislation and programs; the competitive environment in which the Company operates; changes in consumer confidence; volatility and fluctuations in interest rates; unemployment rates; changes in home prices, foreclosure rates and sales activity in the markets where the Company builds homes; the availability and cost of land for future growth; excess inventory and adverse market conditions that could result in substantial inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties, fluctuations and volatility in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, the applicability and sufficiency of the Company’s insurance coverage, and the insurance coverage and ability to pay of other responsible parties relating to such claims; the ability of customers to obtain adequate and affordable financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of oil, gas and other raw materials; construction delays; and weather conditions. Any or all of the forward-looking statements included herein and in any Company reports or public statements are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey, New York and Rhode Island

Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia

South:	Florida, Georgia, North Carolina, South Carolina and Texas

West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	July 31,		July 31,
	Units		$ (Millions)
	2009	2008	2009	2008
HOME BUILDING REVENUES (a)

North	250	339	$145.4	$221.8
Mid-Atlantic	228	360	129.7	214.4
South	152	295	83.1	144.4
West	162	250	103.1	210.5
Other (b)				5.6

Total consolidated	792	1,244	$461.3	$796.7

CONTRACTS

North	246	250	$119.6	$148.1
Mid-Atlantic	259	274	138.2	143.5
South	160	132	81.2	71.3
West	172	156	108.7	107.0

Total consolidated	837	812	$447.7	$469.9

Backlog

North	619	1,075	$318.5	$738.9
Mid-Atlantic	481	724	287.1	477.0
South	322	472	163.8	279.5
West	204	321	161.3	259.2
Less revenue recognized on units remaining in backlog (b)				(4.3)

Total consolidated	1,626	2,592	$930.7	$1,750.3

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	Nine Months Ended		Nine Months Ended
	July 31,		July 31,
	Units		$ (Millions)
	2009	2008	2009	2008
HOME BUILDING REVENUES (a)

North	690	941	$428.4	$658.6
Mid-Atlantic	630	1,094	364.5	668.3
South	391	868	212.0	434.2
West	394	761	263.8	656.9
Other (b)				39.1

Total consolidated	2,105	3,664	$1,268.7	$2,457.1

CONTRACTS

North	439	588	$184.3	$348.7
Mid-Atlantic	553	845	289.3	468.5
South	359	547	170.7	275.7
West	334	408	229.5	248.5

Total consolidated	1,685	2,388	$873.8	$1,341.4

(a)	Excludes deliveries from projects accounted for using the percentage of completion accounting method. Information regarding these deliveries in the three-month and nine-month periods ended July 31, 2009 is as follows:

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2009	2009	2009	2009
	Units	$ (Mill)	Units	$ (Mill)
North	11	$6.2	69	$40.9
South	—	—	13	37.8

	11	$6.2	82	$78.7

(b)	Amount represents revenues recognized on projects accounted for using the percentage of completion accounting method. Based upon the current accounting rules and interpretations, we do not believe that any of our current or future communities qualify for percentage of completion accounting.
Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three-month and nine-months periods ended July 31, 2009 and 2008 is as follows:

	2009	2008	2009	2008
	Units	Units	$ (Mill)	$ (Mill)
Three months ended July 31,
Contracts	29	20	$17.8	$15.2
Revenues	30	59	$20.1	$39.9

Nine months ended July 31,
Contracts	50	56	$28.5	$43.2
Revenues	52	87	$35.4	$62.0

Backlog at July 31,	33	77	$20.3	$60.4
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